UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2005

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On March 31, 2005, we entered into a new services agreement with DIRECTV, Inc. that amends and restates the parties’ prior services agreement. Under the terms of the agreement, DIRECTV and TiVo may each distribute software tags within applicable video signals to enable advanced recording and advertising capabilities on DIRECTV DVR receivers with the TiVo® service. In addition, DIRECTV and TiVo may each distribute audio and video elements for advertising and promotion to such DIRECTV DVR receivers, with TiVo’s distribution rights subject to certain content limitations. Subject to certain restrictions, both DIRECTV and TiVo may sell advertising and audience measurement data under the agreement, with each party retaining all their respective revenues generated from such sales. The agreement also provides for DIRECTV to receive certain audience measurement reports from TiVo related to use of DIRECTV DVR receivers with the TiVo service, and for TiVo to sell additional custom research services to DIRECTV and DIRECTV advertising clients at the request of DIRECTV. The term of the amended and restated services agreement expires concurrently with termination or expiration of the development agreement previously entered into between the parties.

The foregoing description of our amended and restated services agreement with DIRECTV, Inc. is qualified in its entirety by reference to the provisions of the agreement that will be filed as an exhibit with the Company’s Form 10-K for the year ending January 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: April 5, 2005	By:	/s/ David H. Courtney
David H. Courtney
Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration

(Principal Financial and Accounting Officer)